FOR IMMEDIATE RELREASE	FOR FURTHER INFORMATION CONTACT:
July 24, 2007	Vito S. Pantilione, President and CEO
Robert A. Kuehl, Senior Vice President, CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES 32% INCREASE IN

SECOND QUARTER EARNINGS

Washington Township, New Jersey- July 24, 2007- Parke Bancorp, Inc. (Nasdaq: “PKBK”), announced second quarter earnings of $1.5 million, or $0.41 per diluted share, representing increases of $360,000 (32.1%) and $0.11 per diluted share (36.7%), respectively, above the results of the comparable quarter of 2006. For the six months ended June 30, 2007, net income amounted to $2.8 million, or $0.77 per diluted share, representing increases of $561,000 (25.5%) and $0.17 per diluted share (28.3%) above the comparable period of 2006. The earnings improvement for both the second quarter and first six months of 2007 was primarily the result of continued growth in the loan portfolio during the past year and in particular the first half of 2007. Additionally, earnings were favorably impacted by the pre-tax gain of $205,000 on the sale of a repossessed property.

Total assets of $420.8 million at June 30, 2007 increased $60.8 million, or 16.9%, from $360.0 million at December 31, 2006. Continued strong loan growth accounted for the increase as total loans of $372.4 million at June 30, 2007 increased from $310.6 million at December 31, 2006. This 19.9% increase in total loans occurred primarily in commercial loans reflecting strong business development during the past year and the addition of the Philadelphia branch during the third quarter of 2006. Repossessed assets declined by $1.6 million, or 80.5%, due to the sale of a repossessed property during the second quarter.

Total deposits amounted to $341.8 million at June 30, 2007 as compared to $289.9 million at December 31, 2006. The increase was primarily driven by an increase in time deposits and money market accounts. Borrowings of $41.6 million at June 30, 2007 increased by $6.8 million due to an increase in Federal Home Loan Bank advances coupled with the new issuance in June 2007 of Trust Preferred securities in the amount of $3.0 million. At June 30, 2007, total stockholders’ equity amounted to $33.6 million, reflecting an increase of $2.9 million, or 9.5%, from the December 31, 2006 level.

Net interest income of $3.8 million for the quarter ended June 30, 2007, increased by $462,000, or 13.8%, from the comparable quarter of 2006. For the six months ended June 30, 2007, net interest income of $7.3 million increased by $845,000, or 13.0%, for the comparable period of 2006. Growth in the commercial loan portfolio was the major contributor to the increase in net interest income for both the current quarter and first six months of 2007 relative to the comparable periods of 2006.

Interest income of $8.2 million for the second quarter of 2007 increased $2.0 million, or 32.5%, from the comparable quarter of 2006; due mainly to an increase in average interest-earning assets, principally loans, and a higher yield on assets. Average loans outstanding of $362.9 million in the second quarter of 2007 increased by $82.6 million, or 29.5%, from the comparable quarter of 2006. The yield on earning assets increased to 8.27% from 7.98% for the comparable quarter of 2006 mainly due to the re-pricing of a significant portion of prime-based commercial loans.

Interest expense of $4.4 million increased by $1.5 million, or 54.5%, due to an increase in average interest-bearing liabilities and higher interest rates on both customer deposits and borrowed funds. The average rate paid on interest-bearing liabilities, which is mainly comprised of interest-bearing deposits, increased to 4.96% for the quarter ended June 30, 2007, from 4.18% for the comparable quarter of 2006.

The net interest margin of 3.84% for the second quarter of 2007 declined from 4.32% in the second quarter of 2006 due primarily to a greater reliance on higher cost time deposits to fund the loan growth during the past year, the reversal of interest on one large, new nonperforming loan and the recent yield curve. The net interest margin of 3.88% for the six months ended June 30, 2007 declined from 4.35% for the comparable period of 2006 for the reasons previously noted for the quarterly comparison. The current shape of the yield curve, which has been either flat or slightly inverted, has resulted in continued margin compression.

The provision for loan losses amounted to $210,000 for the second quarter of 2007 as compared to $328,000 for the comparable quarter of 2006. The provision for loan losses for the six months ended June 30, 2007 amounted to $710,000 versus $563,000 for the comparable period of 2006. The allowance for loan losses amounted to 1.40% of total gross loans at June 30, 2007 as compared to 1.45% of total gross loans at December 31, 2006. The level of nonperforming loans at June 30, 2007 increased by $3.6 million from the level at March 31, 2007, and was entirely attributable to one new nonperforming loan. The nonperforming loan, which is well collateralized, is expected to be paid in full during the third quarter of 2007 since the collateral associated with the loan is currently under an agreement of sale and is expected to close in July.

Noninterest income totaled $344,000 for the current quarter and increased by $177,000 above the comparable quarter of 2006. This increase was mainly related to a pre-tax gain of $205,000 on the sale of a repossessed property. In addition, losses on the sale of securities amounted to $15,000 as investment securities of approximately $1.0 million with lower yields were sold and replaced by higher yielding investments. For the six months ended June 30, 2007, noninterest income amounted to $870,000, which represented an increase of $448,000 above the comparable period of 2006. The gain on the sale of a repossessed property noted above coupled with the insurance reimbursements associated with repossessed assets reported in the first quarter of 2007 accounted for the year over year increase.

Noninterest expense for the second quarter amounted to $1.5 million resulting in an increase of $164,000, or 12.5%, above the comparable quarter of 2006. For the six months ended June 30, 2007, noninterest expense amounted to $3.0 million, which was

$266,000, or 9.9%, above the comparable period of 2006. The expense increases for the current quarter and six month period were both primarily attributable to additional staffing and associated expenses for the new retail branch in Philadelphia and the new loan production office in Millville, New Jersey that were opened in the third quarter of 2006.

Vito S. Pantilione, President and CEO for Parke Bancorp, Inc. noted “I am extremely pleased with the Company’s financial performance for the quarter and the first six months of 2007. The results reflect our successful business development in the growth of our loan portfolio, while also maintaining credit quality in a culture that emphasizes cost control. Our consistent focus on these critical factors has allowed the Company to continue to grow profitably in a very competitive environment accompanied by a softening real estate market.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey and a branch in center city Philadelphia. In addition, Parke Bank has a loan production office in Millville, New Jersey. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the Nasdaq Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

SELECTED FINANCIAL CONDITION DATA

	June 30,	December 31,	Change
	2007	2006	%
	(in thousands)	(in thousands)
Total assets	$420,825	$359,997	16.9%
Cash and cash equivalents	7,858	11,261	(30.2%)
Investment securities	31,998	28,454	12.5%
Loans receivable, net	367,200	306,044	20.0%
Deposits	341,846	289,929	17.9%
Other borrowings	41,635	34,851	19.5%
Stockholders’ equity	33,635	30,709	9.5%

SELECTED FINANCIAL RATIOS

	2nd Quarter	2nd Quarter	Six Months Ended	Six Months Ended
	2007	2006	June 30, 2007	June 30, 2006
Return on average assets	1.45%	1.40%	1.41%	1.42%
Return on average equity	17.80%	15.44%	17.05%	15.52%
Interest rate spread	3.31%	3.80%	3.34%	3.86%
Net interest rate margin	3.84%	4.32%	3.88%	4.35%
Efficiency ratio	37.35%	37.44%	37.80%	38.88%

SELECTED OPERATIONS DATA

	2nd Quarter	2nd Quarter	Six Months Ended	Six Months Ended
$ in thousands	2007	2006	June 30, 2007	June 30, 2006

Interest and dividend income	$8,158	$6,158	$15,577	$11,728
Interest expense	4,364	2,826	8,244	5,240
Net interest income	3,794	3,332	7,333	6,488
Provision for loan losses	210	328	710	563
Net interest income after
provision for loan losses	3,584	3,004	6,623	5,925
Non-interest income	344	167	870	422
Non-interest expense	1,474	1,310	2,953	2,687
Income before income taxes	2,454	1,861	4,540	3,661
Provision for income taxes	972	740	1,781	1,464
Net income	1,481	1,121	2,759	2,197

Basic income per share	0.47	0.36	0.88	0.71
Diluted income per share	0.41	0.30	0.77	0.60

Weighted shares – basic	3,163,925	3,113,255	3,151,400	3,089,423
Weighted shares – diluted	3,617,051	3,687,334	3,601,525	3,690,667

Note that basic and diluted shares shown above for both 2007 and 2006 and the resulting calculation of earnings per share reflect the 10% stock dividend effective April 23, 2007.

ASSET QUALITY DATA

	June 30,	December 31,
	2007	2006
	(in thousands)	(in thousands)
Allowance for loan losses	$5,222	$4,511
Percentage of allowance for
loan losses of total loans	1.40%	1.45%
Non-accrual loans	$4,255	$788
Repossessed assets	$400	$1,710

AVERAGE BALANCES, YIELDS AND RATES

	Average Balances, Yields and Rates
	Six Months Ended June 30, 2007			2nd Quarter 2007
	Average			Average
	Balance	Interest	Yield	Balance	Interest	Yield
Assets
Loans	$347,245,814	$14,657,082	8.51%	$362,925,440	$7,715,481	8.53%
Investment securities	29,249,239	788,336	5.44	29,916,270	402,119	5.39
Federal funds sold	4,969,636	131,993	5.36	2,970,898	40,812	5.51
Total interest-earning assets	381,464,689	$15,577,411	8.23	395,812,608	$8,158,412	8.27

Allowance for loan loss	(4,823,745)			(5,053,039)
Other assets	18,471,674			18,623,014
Total assets	$395,112,618			$409,382,583

Liabilities and Shareholders’ Equity
NOWs	8,655,186	67,203	1.57%	7,878,428	30,211	1.54%
Money markets	22,898,586	491,445	4.33	24,806,306	279,575	4.52
Savings	25,912,989	476,179	3.71	25,525,762	236,287	3.71
Time deposits	245,920,939	6,218,567	5.10	260,545,599	3,349,112	5.16
Total interest-bearing deposits	303,387,700	7,253,394	4.82	318,756,095	3,895,185	4.90
Borrowings	36,369,497	990,720	5.49	34,256,283	469,383	5.50
Total interest-bearing liabilities	339,757,197	$8,244,114	4.89	353,012,378	$4,364,568	4.96

Non-interest bearing demand deposits	18,965,466			19,131,213
Other liabilities	3,771,348			3,863,397
Shareholder’s equity	32,618,607			33,375,595
Total liabilities and shareholders’ equity	$395,112,618			$409,382,583

Net interest income		$7,333,297			$3,793,844

Interest rate spread			3.34%			3.31%

Net interest margin			3.88%			3.84%

Interest rate spread represents the average yield on interest-earning assets less the average rate paid on liabilities.
Net interest margin represents the net interest income divided by the average interest-earning assets.